Exhibit 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (“Agreement”) is made as of December 7, 2020 (the “Effective Date”), by and between Rafael Holdings, Inc., a Delaware corporation (“Buyer”), and Robert Rodriguez, an individual residing at 1530 Rhodeswell Lane Dover FL 33527 (“Seller”).

RECITALS

WHEREAS, Seller owns a membership interest (the “Interest”) representing thirty three and one-third percent (33.333%) of the membership interests in Altira Capital & Consulting, LLC, a New Jersey limited liability company (the “Company”) and thereby an equivalent interest in that certain Royalty Agreement dated January 31, 2007 among the Company, Seller and Rafael Pharmaceuticals, Inc. (f/k/a Cornerstone Pharmaceuticals, Inc.) a Delaware corporation (“Pharma”), (the “Royalty Agreement”);

WHEREAS, for the avoidance of doubt, the Company has distributed to its members all shares of Pharma previously held by the Company, therefore the Interest does not include any rights to shares in Pharma;

WHEREAS, Seller desires to sell, and Buyer desires to purchase the Interest on the terms and conditions set forth herein;

WHEREAS, Seller acknowledges that, pursuant to the Royalty Agreement, Seller and other parties have an obligation to cooperate with and provide reasonable assistance to Pharma to obtain and from time to time enforce any and all current or future rights in any Developments Developed in the Field (as these terms are defined in the Royalty Agreement) and assigned to Pharma during Seller’s and other parties’ provision of consulting services to or employment by Pharma.

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, Buyer and Seller, intending to be legally bound, agree as follows:

AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Definitions. For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.1:

“Affiliate” means any Person or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. For purposes of this definition only, the term “control” means the possession, directly or indirectly, of the then present right to vote more than fifty percent (50%) of the equity or elect more than fifty percent (50%) of the directors (or Persons of similar position), whether through ownership of securities, by contract or otherwise.

“Contract” means any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Damages” shall have the meaning ascribed thereto in Section 6.2.

“Encumbrance” means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Governmental Body” means any:

(a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

(b) federal, state, local, municipal, foreign, or other government;

(c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

(d) multi-national organization or body; or

(e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Knowledge” or “knowledge” means the actual knowledge of either Party.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitutional provision, law, ordinance, principle of common law, rule, regulation, statute, treaty, or interpretation of any Governmental Body.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the certificate of formation and operating agreement of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

“Parties” means Buyer and Seller and “Party” shall refer to either Buyer or Seller as applicable.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Registration Statement Damages” shall have the meaning ascribed thereto in Section 5.7(a).

“Securities Act” means the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

ARTICLE II

SALE AND TRANSFER OF INTEREST; CLOSING

Section 2.1 Sale of the Interest. Subject to the terms and conditions of this Agreement, at the Closing, Seller will sell and transfer to Buyer free and clear of all Encumbrances, and Buyer will purchase from Seller, the Interest.

Section 2.2 Purchase Price. The purchase price for the Interest shall be:

(a) ONE MILLION DOLLARS ($1,000,000) payable in four (4) equal monthly installments of $250,000.00, of which Buyer shall pay to Seller the first $250,000.00 on January 4, 2021, and the remaining three (3) payments of $250,000.00 at each of the three (3) successive thirty (30)-day anniversary dates thereafter (or, if such date is not a business day, the next succeeding business day). The payments payable by Buyer pursuant to this Section 2.2(a) may be paid by wire transfer of immediately available funds in US dollars or shares of Buyer’s Class B common stock (the “Closing Payment Shares”) or any combination thereof in the sole discretion of Buyer, with any Closing Payment Shares being valued for purposes of this Section 2.2(a) at the average of the last reported sale prices of Class B common stock on the New York Stock Exchange (“NYSE”) for the ten (10) NYSE trading days ending with the trading day immediately prior to the date of payment; provided that the first two (2) payments pursuant to this Section 2.2(a) shall be paid to Seller in equal installments of $250,000.00 by wire transfer of immediately available funds in US dollars; plus

(b) SIX MILLION DOLLARS ($6,000,000) (the “Deferred Payment”), of which Buyer shall pay to Seller Three Million Dollars ($3,000,000.00) within fifteen (15) days of the earlier to occur of either the data analysis of Pharma’s Avenger study or May 31, 2021 and not before January 4, 2021, and Three Million Dollars of which Buyer shall pay to Seller on January 4, 2021. Buyer shall notify Seller within seven (7) days of receiving notice of the data readout. Seller agrees to keep all such information confidential. In accordance with Section 2.2(d) below, the Deferred Payment shall be payable by wire transfer of immediately available funds in US dollars or shares of Buyer’s Class B common stock (the “Deferred Payment Shares”) or any combination thereof in the sole discretion of Buyer, with any Deferred Payment Shares being valued for purposes of this Agreement at the average of the last reported sale prices of Class B common stock on the NYSE for the ten (10) NYSE trading days ending with the trading day immediately prior to the date of payment; plus

(c) THREE MILLION DOLLARS ($3,000,000) (the “Milestone Payment”), of which Buyer shall pay to Seller in accordance with Section 2.2(d) of this Agreement, by wire transfer of immediately available funds in US dollars or shares of Buyer’s Class B common stock (the “Milestone Payment Shares,” and together with any Closing Payment Shares and Deferred Payment Shares, the “Shares”) or any combination thereof in the sole discretion of Buyer, with any Milestone Payment Shares being valued for purposes of this Agreement at the average of the last reported sale prices of Class B common stock on the NYSE for the ten (10) NYSE trading days ending with the trading day immediately prior to the date of the issuance of the Milestone Payment Shares, which Milestone Payment shall be due and payable solely within one-hundred and twenty (120) days from the date that either Pharma, its Affiliates, successors or permitted assigns submits or resubmits a new drug application with the U.S. Food and Drug Administration or similar regulatory body for the approval of devimistat (CPI-613) based in whole or in part from data arising the clinical trial identified as NCT 03504423; the Avenger Study, as a first in-line therapy for pancreatic cancer, and such application continues to proceed without objection by the FDA or similar party.

(d) Buyer shall pay not less than twenty five percent (25%) of each installment of the Deferred Payment and thirty five percent (35%) of the Milestone Payment due under this Agreement by wire transfer of immediately available funds in US dollars, with any balance payable in Buyer’s Class B common stock in the manner provided in Sections 2.2(b) and (c) hereof.

(e) Provided that Seller provides to Buyer all information reasonably requested by Buyer for purposes of filing a registration statement with the Securities and Exchange Commission (the “SEC”) as contemplated in Article V, Buyer will cause either (i) the issuance of all Shares to be issued to Seller hereunder, or (ii) the resale by Seller of such Shares, to be registered under the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(f) With respect to each of the payments to be made by Buyer to Seller pursuant to this Section 2.2, Buyer shall deliver to Seller all such documents, certificates, agreements, instruments, third party consents, opinions and certificates in connection with the contemplated transaction herein reasonably required or as Seller may reasonably request, in form and substance reasonably satisfactory to Seller, duly executed by Buyer.

Section 2.3 Closing. The consummation of the transaction (the “Closing”) will take place at the offices of Buyer at 520 Broad Street, Newark, NJ simultaneously with the full execution hereof, or at such other place and method as the Parties may agree (including exchange of counterpart signatures via overnight mail, fax or email).

Section 2.4 Closing Obligations. At the Closing:

(a) Seller will deliver to Buyer:

(i) a Membership Interest Transfer Power for the transfer of the Interest to Buyer, attached hereto as Exhibit A; and

(ii) all such other documents, certificates, agreements, instruments, third party consents, opinions and certificates in connection with the contemplated transaction herein reasonably required or as Buyer may reasonably request, in form and substance reasonably satisfactory to Buyer, duly executed by Seller. In the event that the actual out of pocket costs to Seller paid to third parties and associated with complying with the obligation under this Section 2.4(ii) shall in aggregate exceed one-thousand US dollars ($1,000), Buyer shall thereafter assume and pay for all such pre-approved and reasonable costs.

(b) Buyer will deliver to Seller all such other documents, certificates, agreements, instruments, third party consents, opinions and certificates in connection with the contemplated transaction herein reasonably required or as Seller may reasonably request, in form and substance reasonably satisfactory to Seller, duly executed by Buyer.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer, and acknowledges that Buyer is entering into this Agreement in reliance thereon, as follows:

Section 3.1 Authority. Seller has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions.

Section 3.2 No Conflict. The execution, delivery and performance of this Agreement by Seller will not directly or indirectly (a) result in the imposition of any Encumbrance against the Interest, (b) contravene, conflict with or result in the breach of any provision of any contract, agreement, indenture, mortgage, instrument, lease, license, arrangement, or undertaking of any nature, written or oral, of Seller, or (c) give any Governmental Body or other Person the right to challenge Buyer’s acquisition of the Interest or to exercise any remedy or obtain any relief with respect thereto.

Section 3.3 Ownership of Interest. Seller is the lawful owner, beneficially and of record, of the Interest, free and clear of all Encumbrances. The Interest is fully paid and was issued in compliance with all Legal Requirements. Seller owns one hundred percent (100%) of the Interest. No other person, firm or corporation has any interest whatsoever in any of the Interest. The sale of the Interest vests title to the Interest in Buyer directly, free of any Encumbrances.

Section 3.4 Legal Proceedings. No action, suit or proceeding before any court or Governmental Body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation has been instituted or, to Seller’s knowledge, threatened.

Section 3.5 Representations regarding Issuance of Shares.

(a) Accredited Investor Status. Seller is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act.

(b) Information.

(i) Seller acknowledges that (a) Buyer currently may have, and later may come into possession of, information with respect to Buyer that is not known to Seller and that may be material to a decision to purchase the Shares (the “Information”), (b) Seller has determined to purchase the Shares under the terms and conditions set forth in this Agreement notwithstanding his lack of knowledge of the Information.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller, and acknowledges that Seller is entering into this Agreement in reliance thereon, as follows:

Section 4.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has the full power and authority under its Organizational Documents, and applicable Legal Requirements to execute and deliver this Agreement, and other agreements contemplated hereby or which are ancillary hereto.

Section 4.2 Authority; No Conflict.

(a) This Agreement constitutes the legal, valid, and binding obligation of Buyer and its successors and permitted assigns, enforceable against such in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

(b) Neither the execution nor delivery of this Agreement by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the contemplated Transactions pursuant to (i) any provision of Buyer’s Organizational Documents; (ii) any resolution adopted by the board of directors or the stockholders of Buyer; (iii) any Legal Requirement or Order to which Buyer is subject prior to Closing; or (iv) any Contract to which Buyer is a party or by which Buyer may be bound prior to Closing.

Section 4.3 Issuance of Securities. In the event Buyer issues any Shares, the issuance of the Shares will be duly authorized and upon issuance shall be validly issued and free from all taxes, liens and charges with respect to the issue thereof. Assuming the accuracy of each of the representations and warranties set forth in Article III of this Agreement, the offer and issuance by Buyer of the Shares to Seller is and will be exempt from registration under the Securities Act.

ARTICLE V

REGISTRATION OF SHARES

Section 5.1 Any registration of the issuance by Buyer to Seller, or resale by Seller, of Shares will be under a registration statement (a “Registration Statement”) declared effective by the U.S. Securities and Exchange Commission (the “SEC”) which will include or incorporate by reference all information, including financial statements, required to be contained or referenced therein. Buyer shall prepare and file such amendments and supplements to the Registration Statement, and the prospectus used in connection with such Registration Statement, as may be necessary to comply with the Securities Act.

Section 5.2 If a Registration Statement is to cover the resale by Seller of Shares (a “Resale Registration Statement”), such Buyer will file such Resale Registration Statement with the SEC no later than ten (10) days following issuance of such Shares to Seller, and Buyer shall use reasonable efforts to (i) have such Resale Registration Statement be declared effective by the SEC as soon as reasonably practicable and (ii) to maintain the effectiveness of any Resale Registration Statement until all the Shares have been sold pursuant to such Resale Registration Statement or may be sold without restriction under Rule 144(b)(i) under the Securities Act.

Section 5.3 At least three (3) Business Days prior to the filing of a Registration Statement or any amendments or supplements thereto, or comparable statements under securities or state “blue sky” laws of any jurisdiction, or any free writing prospectus related thereto, or before sending a response to an SEC comment letter related to the Registration Statement, Buyer shall furnish to Seller copies of reasonably complete drafts of all such documents proposed to be filed (including all exhibits thereto and each document incorporated by reference therein to the extent then required by the rules and regulations of the SEC), which documents will be subject to the review and comment of Seller, and Buyer shall consider in good faith the changes reasonably requested by Seller prior to making any such filing.

Section 5.4 Buyer will promptly inform Seller upon it becoming aware of the issuance by the SEC of any stop order suspending the effectiveness of a Resale Registration Statement or if a Resale Registration Statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and use reasonable efforts to rectify such situation as soon as reasonably practicable. Following any notification under the first sentence of this Section 5.4, Seller shall be prohibited from selling any of the registered Shares pursuant to the Resale Registration Statement until Seller is notified in writing by Buyer of the rectification of the situation.

Section 5.5 All expenses incurred in connection with registrations or filings pursuant to this Article V, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for Buyer shall be borne and paid by Buyer. Seller shall be responsible for all expenses Seller incurs in connection with respect to the sale of the Shares pursuant to this Article V, including any underwriting discounts and commissions and expenses for brokerage services, accounting fees, fees and disbursements of counsel for Seller.

Section 5.6 Seller shall not use any free writing prospectus (as defined in Rule 405 under the Securities Act) in connection with the resale of the Shares without the prior written consent of Buyer.

Section 5.7 Solely for purposes of this Article V, if any of the Shares are included in a Registration Statement under this Article V:

(a) To the extent permitted by Legal Requirements, Buyer will indemnify and hold harmless Seller against any Damages to which Seller may become subject under the Securities Act or the Exchange Act, insofar as such Damages arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading (any such damages being referred to as “Registration Statement Damages”); provided, however, that Buyer shall not be liable for any Registration Statement Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of Seller expressly for use in connection with such registration; provided, further, that the indemnity agreement contained in this Section 5.7(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of Buyer.

(b) To the extent permitted by law, Seller will indemnify and hold harmless Buyer against any Registration Statement Damages only to the extent that such Registration Statement Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of Seller expressly for use in connection with such registration; provided, however, that the indemnity agreement contained in this Section 5.7(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of Seller; provided, further, that in no event shall the aggregate amounts payable by Seller by way of indemnity under this Article V exceed the proceeds (net of applicable local, state and federal taxes) from the offering received by Seller, except in the case of fraud by Seller.

Section 5.8 Promptly after receipt by an indemnified party under this Article V of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification under this Article V, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Article V, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Article V, to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Article V.

ARTICLE VI

INDEMNIFICATION; REMEDIES

Section 6.1 Survival, Right to Indemnification Not Affected by Knowledge. All representations, warranties, covenants, and obligations in this Agreement, and any other certificate or document delivered pursuant to this Agreement will survive the Closing. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by (a) any investigation conducted, or (b) any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, in each case with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.

Section 6.2 Indemnification of Buyer. Seller will indemnify and hold harmless Buyer and its respective officers, directors, stockholders and Affiliates (collectively, the “Buyer Indemnified Persons”) for, and will pay to the Buyer Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages payable to any third party), expense (including costs of investigation and defense and reasonable attorneys’ fees) or diminution of value, whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with:

(a) any breach of any representation or warranty made by Seller in this Agreement, or any other certificate or document delivered by Seller pursuant to this Agreement;

(b) any breach by Seller of any covenant or obligation of Seller in this Agreement; and

(c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Seller (or any Person acting on its behalf) in connection with this Agreement.

Section 6.3 Indemnification of Seller. Buyer will indemnify and hold harmless Seller and its respective officers, directors, stockholders and Affiliates (collectively, the “Seller Indemnified Persons”) for, and will pay to the Seller Indemnified Persons the amount of Damages arising, directly or indirectly, from or in connection with:

(a) any breach of any representation or warranty made by Buyer in this Agreement, or any other certificate or document delivered by Buyer pursuant to this Agreement;

(b) any breach by Buyer of any covenant or obligation of Buyer in this Agreement; and

(c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Buyer (or any Person acting on its behalf) in connection with this Agreement.

Section 6.4 Procedures for Indemnification-Third Party Claims.

(a) Promptly after receipt by an Indemnified Person under Section 5.2 or Section 6.3 of notice of the commencement of any Proceeding against it, such Indemnified Person will, if a claim is to be made against an Indemnifying Party, give notice to such Indemnifying Party of the commencement of such claim, but the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Party demonstrates that the defense of such action is prejudiced by the failure to give such notice.

(b) If any Proceeding referred to in Section 6.2 or Section 6.3 is brought against an Indemnified Person and it gives notice to the Indemnifying Party of the commencement of such Proceeding, the Indemnifying Party will be entitled to participate in such Proceeding and, to the extent that it requests in writing to the Indemnified Party (unless (i) it is also a party to such Proceeding and the Indemnified Person determines in good faith that joint representation would be inappropriate, or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), assume the defense of such Proceeding with counsel satisfactory to the Indemnified Person (not to be unreasonably withhold). If the Indemnifying Party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Person’s consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Person, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (iii) the Indemnified Person will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to the Indemnifying Party of the commencement of any Proceeding and it does not, within ten days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such Proceeding, the Indemnifying Party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the Indemnified Person.

(c) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the Indemnifying Party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

(d) The Indemnifying Party hereby consents to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Seller with respect to such a claim anywhere in the world.

Section 6.5 Procedure for Indemnification-Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the Indemnifying Party.

Section 6.6 Certain Limitations.

(a) Notwithstanding anything to the contrary, NEITHER PARTY WILL BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER HEREOF UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY (i) FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGE FOR LOST DATA, BUSINESS OR PROFIT, OR (II) FOR THE COST OF PROCUREMENT OF SUBSTITUTE GOODS, BUSINESS OR SERVICES, EVEN IF THE REMEDIES PROVIDED FOR HEREIN FAIL OF THEIR ESSENTIAL PURPOSE OR EITHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OR PROBABILITY OF SUCH DAMAGEs (all of the above referred to herein collectively as “indirect damages”) other than indirect damages payable by an indemnified person to a third party in connection with damages for which an indemnifying party is responsible pursuant to sections 6.2 or 6.3 above (“third party indirect damages”).

(b) Notwithstanding anything to the contrary, the aggregate maximum liability of Buyer and of Seller for all claims arising under this Agreement at law or in equity, including for indemnification under Section 6.2 or Section 6.3, as applicable, or other breach of this Agreement or action between the Parties, but excluding Third Party Indirect Damages, will not exceed the Purchase Price.

ARTICLE VII

GENERAL PROVISIONS

Section 7.1 Expenses. Except as otherwise expressly provided in this Agreement, each Party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement, including all fees and expenses of agents, representatives, counsel, and accountants. In the event of termination of this Agreement, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a breach of this Agreement by another Party.

Section 7.2 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a Party may designate by notice to the other Parties):

Seller:

Robert Rodriguez

1530 Rhodeswell Lane

Dover, FL 33527

Buyer:

Rafael Holdings, Inc.

520 Broad Street

Newark, NJ 07102

Attention: Menachem Ash, General Counsel

Section 7.3 Arbitration. Any dispute between or among the Parties shall be submitted to and settled by commercial arbitration in a forum of the American Arbitration Association (“AAA”) located in Newark, New Jersey. In such arbitration: (a) the arbitrator shall have no authority to amend or modify any of the terms of this Agreement and (b) the arbitrator shall have ten (10) business days from the closing statements or submission of post-hearing briefs by the parties to render his or her decision. Any arbitration award shall be final and binding upon the Parties, and any court (state or federal) having jurisdiction may enter a judgment on the award. Each Party shall bear its/his own costs of participating in any arbitration proceedings. In the event Buyer fails to make the undisputed payments to Seller in accordance with Article II of this Agreement and Seller brings and Seller prevails in any arbitration proceeding relating thereto, Seller shall be entitled to its legal fees for such proceeding

Section 7.4 Further Assurances. The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

Section 7.5 Waiver. The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section 7.6 Entire Agreement; Modification. This Agreement supersedes all prior agreements between the Parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by both Parties.

Section 7.7 Assignments, Successors, and no Third-party Rights. Neither Party may assign any of its rights or obligations under this Agreement without the prior consent of the other Party except that Buyer may assign any of its rights under this Agreement to any Affiliate of Buyer. This Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. Nothing herein shall release Seller from any claims arising under or related to the Royalty Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties to this Agreement and their successors and assigns.

Section 7.8 Severability. The invalidity or unenforceability of any provision herein shall not affect the validity or enforceability of any other provision herein. If a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy only the portions of this Agreement that violate such statute or public policy shall be stricken, and all other portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect. Further, if any one or more of the provisions contained in this Agreement is determined by a court of competent jurisdiction in any State to be excessively broad as to duration, scope, activity or subject, or is unreasonable or unenforceable under the laws of such State, such provisions will be construed by limiting, reducing, modifying or amending them so as to be enforceable to the maximum extent permitted by the law of that State. If the Agreement is held unenforceable in any jurisdiction, such holding will not impair the enforceability of the Agreement in any other jurisdiction.

Section 7.9 Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

Section 7.10 Governing Law. This Agreement will be governed by the laws of the State of New Jersey without regard to conflicts of laws principles.

Section 7.11 Counterparts; Format. This Agreement may be executed in one or more identical counterparts, and delivered via facsimile or e-mail (PDF format) transmission, each of which will be deemed to be an original and, which taken together, shall be deemed to constitute the Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

Buyer: RAFAEL HOLDINGS, INC.

By:	/s/ David Polinsky
Name:	David Polinsky
Title:	CFO

Seller: ROBERT RODRIGUEZ

/s/ Robert Rodriguez